Exhibit 99.(h)(5)

CHIEF COMPLIANCE OFFICER SERVICES AGREEMENT

Between WisdomTree Digital Trust and WisdomTree Digital Management, Inc.

EXHIBIT C

AMENDED as of June 2, 2023

Portfolio Series of the Trust

WisdomTree Short-Term Treasury Digital Fund

WisdomTree Floating Rate Treasury Digital Fund

WisdomTree 3-7 Year Treasury Digital Fund

WisdomTree 7-10 Year Treasury Digital Fund

WisdomTree Long Term Treasury Digital Fund

WisdomTree TIPS Digital Fund

WisdomTree 500 Digital Fund

WisdomTree Technology & Innovation 100 Digital Fund

WisdomTree Short-Duration Income Fund

WisdomTree S&P 500 Twitter Sentiment Digital Fund

WisdomTree Siegel Global Equity Digital Fund

WisdomTree Siegel Longevity Digital Fund

WisdomTree Siegel Moderate Digital Fund

WisdomTree Siegel High Income Digital Fund

WisdomTree Digital Trust	WisdomTree Digital Management, Inc.

/s/ Stuart Bell	/s/ William Peck
Stuart Bell	William Peck
President	Chief Executive Officer

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